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                                                                  EXHIBIT 10.51


                SEPARATION AGREEMENT (INCLUDING GENERAL RELEASE)

This Separation Agreement Including General Release ("Agreement") is executed to be effective December 31, 2002, by and between BINDVIEW CORPORATION (a registered assumed name of BindView Development Corporation), a Texas corporation ("BindView" or "the Company" or "us") and KENNETH D. NAUMANN, a resident of Harris County, Texas ("you""). This agreement shall be deemed an addendum and amendment to your employment agreement with BindView, if any, except that in event of a conflict between the provisions of such agreement and the provisions of this Agreement, the latter shall control.


1. This Agreement confirms and memorializes certain previous discussions between you and BindView's senior management, as follows:


       (a) When you were promoted to vice president of worldwide sales, you did not have an employment agreement with the Company. BindView's senior management indicated to you (1) that the Company was developing standard forms of executive employment agreement and change-of-control agreement, which the Company intended to submit for approval by the Compensation Committee of the Board of Directors for use with senior executives, and (2) that you would be entitled to enter such agreements on the same basis as similarly-situation senior executives once they were approved by the Compensation Committee.


       (b) The terms of your subsequent separation from BindView were the result of an oral understanding between you and the chief executive officer of the Company, under which (1) you would receive the same severance benefits for termination without cause or resignation for good reason as provided in the above-referenced forms of agreement, once such forms were approved by the Compensation Committee, and (2) you would stay on for a transition period of a length to be determined by mutual agreement.


       (c) The Compensation Committee recently approved the forms of Executive Employment Agreement and Change of Control Agreement (collectively, the "Executive Agreements") that are attached hereto as Exhibits A and B respectively.

2. You and the Company have agreed that your last date of employment with BindView will be December 31, 2002. You agree to conduct an orderly turnover of your work papers, computer files, and other work materials to a designated BindView representative before your last day of employment, and to assist in the transition of duties and for a reasonable time period following your last date of employment. Without limiting the foregoing, you agree that we may contact you to answer questions and explain any work in progress or status of your BindView work to a designated BindView representative.

3. The terms and conditions of the Executive Agreements are incorporated into this Agreement by reference, including without limitation the definitions, noncompetition covenant, arbitration provision, and Other Provisions of the Executive Employment Agreement, except that:

       (a) your Employment is ending as of the date set forth above;

       (b) your Bonus Potential Earned for the Company's fiscal year ending December 31, 2002, will be three-fourths (3/4) of the amount to which you would otherwise be entitled under the 2002 Corporate Bonus Plan , as amended by the Company's board of directors on November 14, 2002. This takes into account the fact that, for approximately one-fourth (1/4) of such fiscal year, you were on a commission plan and not on the Corporate Bonus Plan. Accordingly, you will be entitled to receive a bonus of $25,250 if the

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           Company's actual fourth quarter financial performance is equal to or less than the low end of its fourth quarter projections and $32,812.50 if the actual results for the fourth quarter are equal to or higher than the high end of the Company's fourth quarter financial expectations. The bonus, if any, will be paid to you at the same time that it is paid to other executives of the Company.

4. In consideration of the foregoing, you, for yourself, your attorneys, heirs, executors, administrators, successors, and assigns, do fully release and discharge BindView, its parent, subsidiary, and affiliate corporations, and related companies, as well as all predecessors, successors, assigns, directors, officers, partners, agents, employees, former employees, heirs, executors, attorneys, and administrators (hereinafter "BindView, et al."), from all suits, causes of action, and/or claims of any nature whatsoever, whether known, unknown, or unforeseen, which you have or may have against BindView, et al., arising out of any event, transaction, or matter that occurred before the date of your signing of this Agreement. You covenant that neither you, nor any person, organization, or other entity on your behalf, will sue BindView, et al., or initiate any type of action for damages, against BindView, et al. with respect to any event, transaction, or matter that occurred before the date of your signing of this Agreement. You understand and agree that the release and discharge in this paragraph (the "Release") is a GENERAL RELEASE.

5. The Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination, (including, but not limited to, discrimination on the basis of race, sex, religion, national origin, age, disability or any other protected status, and coming within the scope of Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, or any other applicable state or federal statute), claims concerning recruitment, hiring, salary rate, severance pay, wages or benefits due, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by you or on your behalf in any suit, charge of discrimination, or claim against BindView, et al.

6. You agree that except as expressly provided otherwise in this Agreement, the Release may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, except by an instrument in writing signed by you and a duly authorized member of the management of BindView.

7. You understand and agree that neither this Agreement nor the Release constitutes an admission of liability or wrongdoing on the part of BindView, et al. You affirm that no other representations, promises, or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement.

8. You acknowledge that the Company will file this Agreement, including Exhibits A and B, as an exhibit to a periodic report under the Securities and Exchange Act of 1934.


9. BindView and its senior management hereby express our sincere thanks to you for your many years of devoted service to the Company and wish you all the best in your future endeavors.


BINDVIEW CORPORATION, BY:


---------------------------                         ---------------------------
Eric J. Pulaski, President and                      Kenneth D. Naumann
Chief Executive Officer


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